Exhibit 4.5

SIXTH AMENDMENT TO

MANAGEMENT SERVICES AGREEMENT

Between

AT&T MEXICO, INC.

A corporation duly organized under the laws of the State of Delaware, United States of America, with headquarters in Wilmington, Delaware, U.S.A., hereinafter AT&T MEXICO, INC., with permanent establishment in Mexico. Establishment in the terms provided in the Income Tax Law with address at Parque Vía 190-12th floor, Colonia Cuauhtémoc, 06599 Mexico, D.F.

and

TELEFONOS DE MEXICO, S.A.B. DE C.V.

A corporation duly organized under the laws of the United Mexican States, with its principal place of business in Mexico City, D.F., hereinafter “TELMEX.”

This SIXTH AMENDMENT TO MANAGEMENT SERVICES AGREEMENT is made to be effective as of December 31, 2006 (this “Amendment”), between AT&T MEXICO, INC., a corporation duly organized under the laws of the State of Delaware, United States of America, with headquarters in Wilmington, Delaware, U.S.A., with permanent establishment in the United Mexican States under the Income Tax Law with address at Parque Vía 190-12th floor, Colonia Cuauhtémoc, 06599 Mexico, D.F. (hereinafter “AT&T MEXICO, INC.”) and TELEFONOS DE MEXICO, S.A.B DE C.V., a corporation duly organized under the laws of the United Mexican States, with its principal place of business in Mexico City, D.F. (hereinafter “TELMEX”).

WHEREAS, AT&T MEXICO, INC. and TELMEX entered into that certain Management Services Agreement dated January 2, 2001, as amended by that certain First Amendment to Management Services Agreement dated as of March 1, 2002, that Second Amendment to Management Services Agreement dated as of January 1, 2003, that Third Amendment to Management Services Agreement dated as of November 6, 2003, that Fourth Amendment to Management Services Agreement dated as of January 31, 2005 and that Fifth Amendment to Management Services Agreement dated as of January 4, 2006 (as amended, the “MSA”); and

WHEREAS, AT&T MEXICO, INC. and TELMEX desire to extend the term of and amend the MSA as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

SECTION l. The parties agree that the first sentence of clause Sixth of the MSA is hereby amended to read as follows: “This agreement shall be in effect during the period starting on January 1, 2007 and ending on December 31, 2007.”

SECTION 2. In accordance with the terms of Clause FOURTH of the MSA, TELMEX shall pay AT&T MEXICO, INC. TWO MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS (US$2,500,000.00) plus value added tax for the seventh year of the initial term of the MSA (as such term has been extended by this Amendment) in compensation of services rendered by AT&T MEXICO, INC. thereunder. TELMEX shall make this Two Million Five Hundred Thousand U.S. Dollars (US$2,500,000.00) payment to AT&T MEXICO, INC. plus value added tax in a one-time payment on February 28, 2007 through wire transfer of immediately available funds payable in United States Dollars to a bank account designated by AT&T MEXICO, INC. Six months prior to the seventh anniversary of the commencement of the initial term of the original MSA, the parties shall begin consultations and use best efforts to agree on compensation to be paid to AT&T MEXICO, INC. for the remaining term of the MSA.

SECTION 3. This Amendment and the MSA hereby are each confirmed as being in full force and effect.

SECTION 4. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 5. For interpretation and fulfillment of this Amendment, the parties expressly agree to submit to the laws of the territory and courts of Mexico City, D.F., waiving the application of any other law or jurisdiction of any court that might have jurisdiction over them by reason of their current or future address.

This agreement is entered in Mexico City, Federal District on February 7th, 2007, to be effective as of December 31, 2006.

AT&T MEXICO, INC.	TELEFONOS DE MEXICO, S.A.B. DE C.V.

/s/ Eric Boyer	/s/ Héctor Slim Seade
By: Eric Boyer President AT&T MEXICO, INC.	By: Héctor Slim Seade Chief Executive Officer

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